Exhibit 5

July 26, 2005

Tel-Instrument Electronics Corp
728 Garden Street
Carlstadt, NJ 07072

      Re: Registration Statement on Form S-8

Gentlemen:

      You have requested our opinion with respect to certain matters in connection with the filing by Tel-Instrument Electronics Corp. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 398,400 shares of the Company's Common Stock, $.10 par value per share ("Common Stock"), pursuant to the Company's 1998 and 2003 Employee Stock Option Plans (the "Shares").

      In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Bylaws as currently in effect, the Company's 1998 and 2003 Employee Stock Option Plans (the "Option Plans"), and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents where execution and delivery are a prerequisite to the effectiveness thereof.

      On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when sold and issued in accordance with the Option Plans, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinio00n as an exhibit to the Registration Statement.

                                                      Very truly yours,

                                                      Sokolow Carreras LLP

                                                      By: /s/ Donald Stuart Bab
                                                          ---------------------
                                                              Donald Stuart Bab

                                       8